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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            STILLWATER MINING COMPANY
                             A DELAWARE CORPORATION

                    (PURSUANT TO SECTIONS 211 AND 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

         Stillwater Mining Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware Law"),

         DOES HEREBY CERTIFY THAT:

         FIRST: The name of the corporation is Stillwater Mining Company (the "Corporation"). The Corporation was originally incorporated on December 2, 1992, as Stillwater Mining Corporation pursuant to the Delaware Law. The original Certificate of Incorporation was amended on December 8, 1993, amended and restated on November 12, 1993, amended on April 6, 1994, amended and restated on June 16, 1994, amended and restated on December 21, 1994, further amended on December 21, 1994, amended and restated on December 15, 1995, and amended on June 29, 1999, each as filed with the Secretary of State of the State of Delaware (collectively, the "Restated Certificate");

         SECOND: The following amendment of the Restated Certificate (the "Amendment") was approved by resolutions duly adopted by of the Board of Directors of the Corporation at a meeting of the Board of Directors of the Corporation held on March 8, 2000, in accordance with Section 141 of the Delaware Law;

         THIRD: The Amendment was duly adopted and approved in accordance with the provisions of Section 211 of the Delaware Law by the requisite vote of the stockholders of the Corporation at the Annual Meeting of Stockholders held on May 10, 2000, in which a quorum was present either in person or by proxy; and

         FOURTH: The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware Law:

         BE IT RESOLVED, that Article 4 of the Restated Certificate be, and it hereby is, amended and restated to read in its entirety as follows:

                                   "ARTICLE 4

         "The authorized capital stock of the Corporation shall consist of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $.01 per share."

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         IN WITNESS WHEREOF, Stillwater Mining Corporation has caused this
Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary this 30th day of June, 2000.

                                       By: /s/ William E. Nettles
                                           --------------------------------
                                           William E. Nettles
                                           Chief Executive Officer

ATTEST:

By: /s/ Michael A. Shea
    -------------------------------
         Michael A. Shea
         Secretary

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